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                                                                   EXHIBIT 10.24


                            CLAIMS SERVICES AGREEMENT


         This Claims Services Agreement (this "Agreement") is made and entered into on the ___ day of May, 2002 (the "Effective Date") by and between Old Lyme Insurance Company of Rhode Island, Inc., a Rhode Island-domiciled insurance company ("Old Lyme"), and Claims Administration Corporation, a Delaware corporation ("CAC").

         WHEREAS, Old Lyme from time to time issues certain policies of insurance; and

         WHEREAS, Old Lyme is seeking the assistance of a claims administrator and adjuster; and

         WHEREAS, CAC is in the business of providing claims adjusting and claims administration services and is willing to perform the services hereinafter set forth.

         NOW, THEREFORE, in consideration of the covenants, promises and obligations contained herein and for other good and valuable consideration, receipt of which is acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                                 CLAIMS SUPPORT

A. CAC, when requested by Old Lyme and at the sole discretion of Old Lyme, shall, subject to the terms, conditions and limitations set forth in this Agreement, provide to Old Lyme




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         claims support functions and services as set forth at Exhibit A, Claims
         Service Standards and Performance Definitions (collectively, the "Services"). On the Effective Date, and at least annually thereafter, CAC and Old Lyme shall mutually agree upon the specific details of the Services to be provided hereunder and the costs therefor. In no event shall the Services provided hereunder duplicate services provided to Old Lyme by any other affiliated corporation of Old Lyme.

B. With respect to any Service provided to Old Lyme hereunder, it is understood that: (i) CAC shall provide such Service in accordance with Old Lyme's claims handling standards, policies and procedures, including claims authority levels applicable to all lines of business as such may be amended from time to time as defined in Exhibit A; and
         (ii) Old Lyme shall retain final claims settlement authority for all claims settlements in excess of $100,000. For avoidance of doubt, CAC shall have no authority to commit to settle any insurance claim in an amount in excess of $100,000. Old Lyme shall at all times maintain authority to retain or assume control of any claim and to increase or decrease such settlement authority limit.

C. Subject to the terms, conditions and limitations of this Agreement, CAC agrees to perform all Services diligently and in a manner consistent with the claims standards and sound claims handling practice recognized by the insurance industry and professional claims adjustment services. CAC shall be familiar with the claims standards set forth in Exhibit A and will familiarize itself and comply with any written revisions or supplements thereto issued by Old Lyme following execution of this Agreement. CAC



                                        2              Claims Services Agreement


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         shall provide the Services in accordance with all applicable federal and state laws, rules and regulations, or any regulations imposed by any competent regulatory body. Personnel assigned to handle claims shall maintain all required licenses and shall complete all required training in connection therewith. CAC will promptly notify Old Lyme in writing of any conflicts between the claims standards set forth in Exhibit A and any law or regulation applicable to any claim CAC is handling.

D. CAC will respond on behalf of Old Lyme to all inquiries and complaints from applicants, insureds and claimants. With regard to insurance regulatory body complaints, CAC shall provide a response to such complaints within ten (10) from the date CAC receives each such complaint and in no event later than the due date for such response as contained in such complaint. In addition, CAC shall answer all inquires and complaints from any state or federal agency and provide to Old Lyme a copy of such complaint or inquiry and the response thereto. All complaints and inquiries and responses thereto shall be kept in the files of CAC.

E. CAC shall be solely responsible for all licensing and training and for ensuring that all such licenses remain current and at all times comply with all applicable continuing education and other requirements imposed thereon.

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                                   ARTICLE II

                                  COMPENSATION

A. The charges for the Services rendered by CAC to Old Lyme will be in accordance with the schedule attached hereto as Appendix A. It is intended that the charges for the Services will be fair and equitable and will, as nearly practicable, be commercially reasonable rates. Old Lyme shall be entitled to evaluate the charges for the Services provided hereunder no less frequently than once per calendar year.

B. CAC shall submit to Old Lyme monthly invoices for the charges for the Services as set forth in Section 2(A). Old Lyme shall thereafter remit payment to CAC within ten (10) days after receipt of said invoice.

                                  ARTICLE III

                        INDIVIDUAL CLAIMS FUNDING ACCOUNT

A. Losses on claims handled by CAC will be paid with funds provided by Old Lyme to CAC for those purposes. CAC acknowledges and agrees that all such funds shall remain the property of Old Lyme. CAC will receive and hold such funds as a fiduciary in trust for Old Lyme for the sole purpose of paying covered losses and Allocated Loss Adjustment Expenses. CAC shall establish an interest-bearing fiduciary account designated as the Old Lyme Individual Claims Funding Account (the "Claims Funding Account"), which account shall be established in the name of Old Lyme Insurance Company of Rhode Island, Inc. Interest earned on the assets of the Claims Funding Account shall be immediately deposited into the Claims Funding Account and shall be separately reported,



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         net of bank fees, to Old Lyme as at June 30 and December 31 within sixty (60) days following each such date. The bank at which the Claims Funding Account is established shall be a member of the FDIC and shall not be a parent, subsidiary or affiliate of CAC. CAC agrees not to commingle any other moneys with such Claims Fund Account and at all times shall maintain sufficient books and records to evidence the establishment and maintenance of the Individual Claims Finding Account.

B. The initial balance of the Claims Funding Account shall be five hundred thousand dollars ($500,000.00), which amount shall be reviewed periodically by Old Lyme and CAC and increased or decreased as necessary to approximate ninety (90) days of losses as projected by Old Lyme. In no event shall CAC retain in the Claims Fund Account or otherwise an amount in excess of three (3) months estimated claims payments and Allocated Loss Adjustment Expenses. Individual payments in excess of fifty thousand dollars ($50,000) shall be separately funded, prior to payment, by wire transfer on the basis of a special invoice issued by CAC to Old Lyme. The wire transfer shall take place within five (5) business days following receipt by Old Lyme of the invoice. CAC shall acknowledge receipt of such funds in writing. In the event that CAC advances claims payments, which in no event may be in excess of fifty thousand dollars ($50,000), such claim payment will be reimbursed by Old Lyme to CAC.

C. CAC will deposit into the Claims Funding Account all recoveries, including, but not limited to, subrogation, salvage, reimbursements of third party deductibles and adjustments to previous payments for claims expenses.


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D.       All dividends, interest and other income resulting from the investment of the assets in the Claims Funding Account shall be the property of Old Lyme and shall be payable to Old Lyme. CAC acknowledges its obligation to return the balance of the Claims Funding Account within five (5) days after termination of this Agreement or the closing of the last claim submitted to CAC by Old Lyme.

E. In addition to charges paid in accordance with Article II(B) hereof, Old Lyme shall reimburse CAC for (i) loss payments made on behalf of Old Lyme, and (ii) Allocated Loss Adjustment Expenses (as defined in Exhibit B). CAC expressly acknowledges and agrees that Allocated Loss Adjustment Expenses do not include any part of the salaries of employees of CAC, its overhead, ordinary travel expenses or other normal and ordinary costs of a similar nature or any fees and expenses relating to claim services charged by CAC or a subcontractor of CAC.

                                   ARTICLE IV

                                   TERMINATION

A.       Except as provided below, this Agreement shall be continuous unless:
         (i) terminated by mutual agreement between the parties; or (ii) terminated by either party upon twelve (12) months prior written notice to the other party. In the event of termination pursuant to this Section A, in Old Lyme's sole discretion, CAC shall continue to handle all claims reported prior to the effective date of termination at such rates of compensation as may be


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         in effect as of such date, unless such continued handling shall be commercially unreasonable due to the voluntary termination of CAC's employees.

B. Old Lyme may terminate this Agreement in the event that CAC has materially breached any of its obligations hereunder (a "Material Breach"), provided that (i) Old Lyme shall have first notified CAC in writing of such Material Breach (a "Notice of Material Breach) and (ii) CAC shall not have cured the Material Breach within sixty (60) days following delivery to CAC of the Notice of Material Breach (the "Cure Period"). Termination pursuant to this Section B shall become effective upon the expiration of the Cure Period. For purposes of this Section B, a Material Breach shall include, but not be limited to, a breach of CAC's obligations set forth in Article I(B) hereof.


C. Old Lyme may, in its sole discretion, terminate this Agreement in the event of a transfer of ownership or change in control of CAC, other than a Permitted Change of Control. A "Permitted Change of Control" means a sale or other transfer of all, or any portion of, the voting securities of CAC as a result of which Hub International Limited directly indirectly controls a majority of the voting securities of CAC. Termination pursuant to this Section C shall become effective immediately upon the effectiveness of the transfer of ownership or change in control. For purposes of this Agreement, "control" and "controlled" shall have the meanings set forth in section 27-35-1(c) of the General Laws of the State of Rhode Island, as amended.

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D.       In the event this Agreement is terminated, the parties shall cooperate in a commercially reasonable manner to ensure that such termination does not unduly disrupt the business operations of Old Lyme. For greater certainty, Old Lyme shall, for a reasonable period of time following the effective date of termination and at its own expense, continue to have reasonable access to all software, procedures, processes and systems generated, developed, or licensed by CAC and used in connection with the provision of the Services (collectively, the "CAC Systems").

E. Notwithstanding any other provision of this Agreement, Old Lyme may, because of profitability or regulatory concerns, in its sole discretion, terminate CAC's handling of certain Programs. In the event that Old Lyme terminates CAC's handling of certain Programs over a 24 month period and such Programs, in the aggregate, generated at least 25% of the net premiums written by Old Lyme during the preceding 12 month period, then CAC and/or the relevant Kaye Group Inc. subsidiaries may terminate the Underwriting Services Agreement, this Agreement and the Administrative Services Agreement. CAC and/or the Kaye subsidiaries shall provide notice of termination of each agreement that it determines to terminate at least 30 days prior to the effective date of termination of such agreement(s).

                                   ARTICLE V

                    ACCOUNTING RECORDS AND REPORTS AND AUDITS

A. CAC acknowledges and agrees that all business records, reports, studies, documents, financial statements, claims files and related records, regardless of the medium or media in which they are kept (collectively, "Claims Files"), relating to this Agreement and the


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         Services provided hereunder, whether generated by Old Lyme or CAC, are the property of Old Lyme and shall be surrendered to Old Lyme upon its demand. CAC acknowledges that its failure to surrender Claims Files would subject Old Lyme to irreparable harm and is grounds for Old Lyme to seek legal redress including, but not limited to, obtaining a court order directing CAC to surrender such Claims Files. At all times, CAC will maintain files on its claims administration system until such files are surrendered to Old Lyme. All CAC Systems shall be the property of CAC; provided, however, that any such items developed by CAC pursuant to a formal written specification request from Old Lyme and paid for by Old Lyme, shall be the property of Old Lyme.

A. In connection with the Services provided hereunder, CAC agrees to furnish Old Lyme all financial, accounting, data processing and budgeting reports on a monthly basis, and all actuarial reports on a quarterly basis, in each case in such manner and at such time as shall be reasonably required by Old Lyme.

B. CAC shall be responsible for maintaining full and accurate accounts and records of all Services provided hereunder in accordance with applicable laws and regulations, and such additional information as Old Lyme may reasonably request for purposes of its internal bookkeeping and accounting operations, including, without limitation, the preparation of GAAP and SAP annual and quarterly financial statements. CAC shall keep copies of such accounts and records available at their principal offices for audit, inspection and copying by Old Lyme and persons authorized by it or any governmental

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         agency having jurisdiction over Old Lyme (a "Regulator") at any time and for any reason during all reasonable business hours. Old Lyme shall maintain copies of such accounts and records at its home office in Rhode Island.

C. CAC shall promptly respond to any inquiry from Old Lyme and persons authorized by it or any Regulator with respect to the accounts and records maintained in accordance with the terms of this Agreement. CAC shall also assist and cooperate with Old Lyme's auditors and Regulators in the conduct of any audit or examination of Old Lyme's financial condition and results of operations. Old Lyme, its agents or its representatives may audit the Claims Files and books and records relating to this Agreement and the Services provided hereunder in CAC's possession at any time during normal business hours and for any reason.

                                   ARTICLE VI

                                 INDEMNIFICATION

A. Indemnification by Old Lyme. Old Lyme shall indemnify, defend and hold harmless CAC and its affiliates and directors, officers, employees and agents from and against any and all claims, liabilities, demands, actions, proceedings, damages, including punitive, consequential or extracontractual obligations and obligations in excess of original policy limits, losses, deficiencies, fines, penalties, costs or expenses, including reasonable attorneys' fees ("Demands") to the extent relating to or arising out of any act or omission of Old Lyme, its affiliates and directors, officers, employees and agents, in performing their obligations under this Agreement except to the extent such act or omission occurred

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         at the direction or request of CAC or in conformity with guidelines provided by CAC. Old Lyme shall further indemnify and hold CAC and its affiliates and directors, officers, employees and agents harmless from and against any and all Demands to the extent relating to or arising in any way as a result of the Old Lyme's breach of this Agreement or the failure of Old Lyme to make available to CAC any information or to provide any services required to be made available to or provided to CAC under this Agreement. Notwithstanding the foregoing, Old Lyme shall not indemnify for any Demands to the extent arising from the willful misconduct, bad faith or gross negligence on the part of CAC and its affiliates and directors, officers, employees and agents, other than Old Lyme.

B. Indemnification by CAC. CAC shall indemnify, defend and hold harmless Old Lyme and its affiliates and directors, officers, employees and agents from and against any and all Demands to the extent relating to or arising out of any act or omission of CAC, its affiliates and directors, officers, employees and agents in performing their obligations under this Agreement except to the extent such act or omission occurred at the written direction or request of Old Lyme. It is understood and agreed that CAC shall be responsible for its discretionary decisions in the handling of claims. CAC shall further indemnify and hold Old Lyme and its affiliates and directors, officers, employees and agents harmless from and against any and all Demands to the extent relating to or arising in any way as a result of CAC's breach of this Agreement or the failure of CAC to make available to Old Lyme any information or to provide any services required to be made available to or provided to Old Lyme under this Agreement. Notwithstanding the

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         foregoing, CAC shall not indemnify for any Demands to the extent arising from the willful misconduct, bad faith or gross negligence on the part of Old Lyme and its affiliates and directors, officers, employees and agents other than CAC.

C. Indemnification Procedure. If a party hereto (the "Indemnified Party") asserts that another party (the "Indemnifying Party") has become obligated to indemnify pursuant to this Article VI, or if any suit, action, investigation, claim or proceeding is begun, made or instituted as a result of which the Indemnifying Party may become obligated to the Indemnified Party hereunder, the Indemnified Party shall give written notice to the Indemnifying Party within a sufficiently prompt time to avoid prejudice to the Indemnifying Party, specifying in reasonable detail the facts upon which the claimed right to indemnification is based. The Indemnifying Party shall, at its own cost, be entitled to contest or defend any action against the Indemnified Party. The Indemnified Party and the Indemnifying Party shall each be entitled to choose counsel of their choice and each party shall bear the cost of the counsel it so chooses. In the event of the settlement of an action for which indemnification is required, the Indemnifying Party shall not be required to indemnify the Indemnified Party unless the Indemnifying Party shall have agreed to the terms of such settlement, which agreement shall not be unreasonably withheld. Any payment to be made by an Indemnifying Party shall be made within thirty (30) days of the delivery of notice of an uncontested claim to indemnification or final determination of the amount to be indemnified.


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                                  ARTICLE VII

                            MAINTENANCE OF INSURANCE


A. CAC is required to maintain in full force and effect the following policies of insurance issued by an insurer rated no less than "A-" by
         A. M. Best Company during the Term of this Agreement and thereafter while CAC has any obligations hereunder:

         (1) errors and omissions insurance covering CAC and its employees in the minimum amount of ten million dollars ($10,000,000) with a deductible not to exceed five hundred thousand dollars ($500,000);

         (2) fidelity insurance covering CAC and its employees in the minimum amount of five million dollars ($5,000,000);

         (3) commercial general liability insurance (including personal injury) covering CAC and its employees in the minimum amount of one million dollars ($1,000,000) single limit per occurrence covering CAC and its employees and a five million dollar ($5,000,000) umbrella policy covering CAC and its employees;

         (4) non-owned automobile liability insurance covering CAC's employees in the minimum amount of one million dollars ($1,000,000) single limit per occurrence and a five million dollar ($5,000,000) umbrella policy covering CAC and its employees; and


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         (5)      workers compensation insurance in at least the minimum amounts required to be maintained by CAC by any applicable statute or regulation.

Such insurance shall be maintained by CAC at its sole cost and expense and shall be primary and noncontributing coverage with regard to any valid and collectible insurance available to Old Lyme. CAC shall request its insurers to provide thirty (30) days prior notification to Old Lyme, and CAC agrees to immediately notify Old Lyme when it receives notice of lapse, increased deductibles, decreased coverage, or upon receipt of a notice terminating coverage. Prior to the Effective Date and on or before January 30 of each year thereafter, CAC shall furnish proof of such insurance. CAC further agrees to notify Old Lyme of any claim brought under any such policy which arises out of or is connected with the Services performed hereunder. Old Lyme must be identified as a joint payee or joint insured as Old Lyme's interests may appear.

                                  ARTICLE VIII

                            MISCELLANEOUS PROVISIONS

A. Cooperation. The parties shall cooperate in a commercially reasonable manner in order that the duties assumed by CAC will be effectively, efficiently and promptly discharged. Old Lyme shall, at all reasonable times, during its normal business hours, make available to CAC properly authorized personnel of Old Lyme for the purpose of consultation and decision and information as may be reasonably required by CAC.

B. Reasonableness. The parties will act reasonably and in good faith on all matters within the terms of this Agreement.



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C.       Errors and Omissions. Any delays, errors or omissions on the part of a party occurring in connection with this Agreement or any transaction hereunder shall not relieve any other party from any liability which would have otherwise attached, had such delay, error or omission not occurred, provided that such error or omission is rectified as soon as reasonably practicable after discovery thereof.

D. Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and legal representatives. This Agreement is not assignable except by operation of law or by written consent of all of the parties hereto.

E. Amendments and Waivers. This Agreement may be amended at any time by an agreement in writing between the parties. The terms of this Agreement may be waived only by a written instrument signed by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof. Nor shall any waiver on the part of any party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

F. Entire Agreement. This Agreement constitutes the entire contract between the parties with respect to the subject matter hereof and there are no understandings between the parties as to the Services to be provided other than as expressed in this Agreement. Any


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         amendment or modification hereto shall be null and void unless made by amendment to this Agreement and signed by both parties.

G. No Third-Party Beneficiaries. Nothing in this Agreement is intended or shall be construed to give any person, other than the parties hereto, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

H. Governing Law. This Agreement shall be interpreted and governed by the laws of the State of New York, without giving effect to the conflict of laws provisions of such jurisdiction.

I. Invalidity. Unless the invalidity or unenforceability of any provision or portion hereof frustrates the intent of the parties or the purpose of this Agreement, such invalidity or unenforceability shall not affect the validity or enforceability of the other provisions or portions hereof. In the event that such provision shall be declared unenforceable by a court of competent jurisdiction, such provision, to the extent declared unenforceable, shall be stricken. However, in the event any such provision shall be declared unenforceable due to its scope, breadth or duration, then it shall be modified to the scope, breadth or duration permitted by law and shall continue to be fully enforceable as so modified.

J. Dispute Resolution. In the event of an alleged breach of this Agreement or any dispute or difference arising with reference to the applicable interpretation or effect of this


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         Agreement, or any part thereof (each, a "Dispute"), the parties agree to work together in good faith to resolve the matter internally by escalating to higher levels of management of the parties and to senior management of Fairfax and then, if necessary, to submit the matter to arbitration in the manner described below. No Dispute will be submitted to arbitration during such internal dispute process. The duration of such process will not exceed sixty (60) days starting upon the written notification of a Dispute from one party to the other. In any event, either party may stop the internal dispute resolution procedure whenever it, in good faith, determines that the procedure is no longer appropriate to resolve the Dispute. Notwithstanding the foregoing, nothing set forth in this Section J shall be construed as limiting the ability of Old Lyme to suspend, withdraw or terminate all or any part of CAC's authority pursuant to this Agreement.

         In the event a Dispute is not resolved pursuant to the preceding paragraph, such Dispute shall be referred to a Board of Arbitration (the "Board") of two (2) arbitrators and an umpire. The members of the Board shall be U.S. citizens and shall be active or retired disinterested officers of insurance or reinsurance companies.

1. One arbitrator shall be chosen by the party initiating the arbitration and designated in the letter requesting arbitration. The other party shall respond, within thirty (30) days, advising of its arbitrator. The umpire shall thereafter be chosen by the two (2) arbitrators. In the event either party fails to designate its arbitrator as indicated above, the other party is hereby authorized and empowered to name the second arbitrator, and the party which failed to designate its arbitrator shall be


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         deemed to have waived its right to designate an arbitrator and shall not be aggrieved thereby. The two (2) arbitrators shall then have thirty (30) days within which to choose an umpire. If they are unable to do so, the umpire shall be chosen by the manager of the American Arbitration Association who shall be a person meeting the qualifications set forth above. Each party shall submit its case to the Board within thirty (30) days from the date of the appointment of the umpire, but this period of time may be extended by unanimous written consent of the Board.

2. The sittings of the Board shall take place in New York, New York, unless otherwise agreed by the parties hereto. The Board shall make its decision with regard to the custom and usage of the insurance and reinsurance business. The Board is released from all judicial formalities and may abstain from the strict rules of evidence. The written decision of a majority of the Board shall be rendered within sixty (60) days following the termination of the Board's hearings, unless the parties consent to an extension. Such majority decision of the Board shall be final and binding upon the parties both as to law and fact, and may not be appealed to any court of any jurisdiction. Judgment may be entered upon the final decision of the Board in any court of proper jurisdiction.

3. Each party shall bear the fees and expenses of the arbitrator elected by or on its behalf, and the parties shall bear the fees and expenses of the umpire as determined by the Board.


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K.       Equitable Relief Available. Notwithstanding anything to the contrary in
         Section J of this Article VIII, Old Lyme and CAC acknowledge that it will be impossible to measure in money the damages if either of them fails to comply with certain obligations imposed by this Agreement, that every obligation is material, and that in the event of any failure to comply the injured party will not have an adequate remedy at law or in damages. Old Lyme and CAC further acknowledge that money damages would be insufficient to obtain the duplicate or substantial equivalent of the promised performance of the other as provided in this Agreement due to the unique character of this Agreement. Old Lyme and CAC further acknowledge that substantially equivalent performance could not be obtained by the other due to the difficulty, delay, and inconvenience involved. Therefore, Old Lyme and CAC agree that the obligations set forth in Article I and Article V under this Agreement may be enforced by temporary and permanent injunctive relief or other available equitable remedies against them at the suit of the other without bond or other security to compel performance of the terms of this Agreement. Old Lyme and CAC waive and covenant not to raise as a defense in any action seeking injunctive relief (i) failure of consideration and (ii) availability of relief in damages. Without in any way limiting the foregoing, upon Old Lyme's termination of the authority of CAC to perform the Services, upon the refusal of CAC to deliver such files to Old Lyme within a reasonable time, CAC agrees to consent to the entry of an injunction requiring CAC to deliver all policy claims and other files required to be maintained by CAC hereunder to permit Old Lyme to properly discharge its obligations in respect of the policies underwritten by Old Lyme and to adequately protect its interests in connection therewith.

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         In addition, Old Lyme and CAC agree that any award of injunctive relief will include recovery of associated costs and expenses (including reasonable attorneys' fees).

L. Government Action. Each party shall promptly notify the other party of any inquiry, investigation, cease and desist order, audit, complaint or other similar matter from any state or federal regulatory or law enforcement body or any similar organization having authority to regulate surplus lines insurance received by such party and to which such other party may be subject (each, an "Inquiry"), within three days following receipt or otherwise becoming aware of such Inquiry. CAC shall notify Old Lyme no later than three days after becoming aware that CAC is the subject of any Inquiry that relates to a policy written by Old Lyme or may otherwise impact the business of Old Lyme.

M. Privacy. Neither party shall disclose any non-public personal, medical or financial information gathered in the course of performing any Services hereunder to any third party and shall in all respects comply with the Gramm-Leach-Bliley Act, Pub. L. No. 106-102, 113 Stat. 1338
         (1999) as implemented by any and all state insurance regulatory bodies. Further, both parties shall comply with any and all privacy regulations and statutes applicable to any information obtained by CAC or Old Lyme as a result of the Services and each shall be solely responsible for any fines, penalties or damages associated with its own improper disclosure of protected information and shall fully defend, indemnify, and hold harmless the other party for any such improper disclosure in accordance with Article V hereof.

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N.       Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telegraphed or telexed or sent by facsimile transmission to the appropriate facsimile number on Appendix B or, if mailed, three days after the date of deposit in the United States mails, to the appropriate address on Appendix B. Any party may, by notice given in accordance with this Agreement to the other parties, designate another address or person for receipt of notices hereunder.

O. Headings. The headings in this Agreement are for convenience of reference only and shall not affect its interpretation.

P. Non-exclusivity. Nothing herein shall be deemed to grant CAC an exclusive right to provide services to Old Lyme, and Old Lyme retains the right to contract with any third party, affiliated or unaffiliated, for the performance of services as have been requested by Old Lyme pursuant to this Agreement. Notwithstanding the above, Old Lyme shall utilize CAC to perform claims services for all accounts produced by Program Brokerage Corporation and Kaye Insurance Associates, Inc. to Old Lyme until such time as Old Lyme or CAC terminate this Agreement in accordance with Article III with the exception of any Programs that Old Lyme terminates pursuant to Article IV, Section E.

Q. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in triplicate by their respective officers duly authorized to do so, as of the date and year first above written.


OLD LYME INSURANCE COMPANY OF RHODE ISLAND, INC.

By: /s/ Michael P. Sabanos
    --------------------------------------------
    Name:
    Title:



CLAIMS ADMINISTRATION CORPORATION



By: /s/ Michael P. Sabanos
    --------------------------------------------
    Name:
    Title:

                                    EXHIBIT A

               CLAIM SERVICE STANDARDS AND PERFORMANCE DEFINITIONS



A.       FILE MANAGEMENT

CAC agrees to perform the following in the management of claims under the policy:

o Receive directly from the policyholder or its agent/broker all notices of claim. Establish a file with respect to each claim that presents a likelihood of incurring loss and/or expense costs. Provide each claim file with a written chronology of all action taken. The claim file must be available at all reasonable times during normal business hours for inspection by Old Lyme or regulatory authorities.

o In accordance with the Performance Definitions, verify, analyze and address coverage for each claim and advise Old Lyme immediately of any coverage questions including those relating to policy term, exclusions, definitions, etc. Proceed with the handling of coverage issues only at the request of Old Lyme.

o In accordance with the Performance Definitions, investigate, adjust, settle, issue reservation of rights letters or deny all claims within the authority limit as contained in Article I(B) hereof. Adjust, settle or deny all claims in excess of the authority limit with the prior approval of Old Lyme.

o Provide trained, competent, and, where required, licensed claim adjusters to perform the services in a manner commensurate with the highest professional standards of good faith and in accordance with all applicable laws and regulations. Provide all necessary administrative and clerical support including all necessary forms and supplies.

o Subscribe and report appropriate cases to the Index Bureau, NICB, and PILR. Report all claims involving potential fraud to the local or state law enforcement agencies. Report all required vendor and professional payments to the Internal Revenue Service in accordance with Section 6041 of the Internal Revenue Code.

o Upon prior approval of Old Lyme, engage the services of outside persons or firms to provide services for litigation, medical bill review, vocational rehabilitation, medical case management, hospital bill audit, utilization review, property and automobile damage appraisal, fraud investigation, salvage disposal, structured settlements, etc. Both the selection and compensation of these persons or firms, including attorneys, shall be approved by Old Lyme and Old Lyme shall have the right to terminate their employment or engagement at any time. Outside persons or firms engaged by CAC at the effective date of this Agreement will be deemed to have been approved by Old Lyme.

o Protect the subrogation and contribution rights of Old Lyme and notify Old Lyme of any rights which may be available. At the direction of Old Lyme, pursue those rights. Evaluate and pursue potential Second Injury Fund recoveries. Issue stop payments and clarify status of abandoned property. Dispose of salvage in an economical and lawful manner.

o Provide Old Lyme with a monthly reconciliation package from the Claims Funding Account that reflects all debits and credits, paid and outstanding items, stop pays, and opening and closing balances.

o Coordinate notices to insurance companies providing coverage for claims or losses in excess of Old Lyme's limit, as appropriate, and in conjunction therewith: (a) provide appropriate notice to such other insurance companies; (b) track policy aggregates, where applicable, and
         (c) make recommendations to Old Lyme regarding tender to such other insurance companies of the limits of Old Lyme's policy with respect to claims, the disposition of which may exceed Old Lyme's policy limit. CAC acknowledges and agrees that it shall be liable for any damages or liabilities of any nature whatsoever arising out of a late notice to any insurer or reinsurer of any claim or loss, unless Old Lyme caused the late notice.

o        Forward closed files to Old Lyme.

o Provide to Old Lyme all information with respect to claims required/requested by Old Lyme.

         CLAIM REPORTING

CAC will immediately report any claim when the reserve is in excess of the claims settlement authority as contained in Article I, Section B, hereof, as such claims handling authority may be amended from time to time.

If Old Lyme has issued a policy to an insured other than a ceding insurer (i.e., Old Lyme is not the reinsurer) CAC will immediately report the following claims regardless of reserve:

         Claims where coverage is questionable including claims that are denied or coverage reservations exist.

         Claims alleging fatality, brain injury, severe spinal injuries, amputations or permanent loss of use of an arm, leg or eye, regardless of perceived liability/compensability.

         Claims alleging burns over 10% or more of the body

         Claims alleging civil rights violations, sexual harassment or assault, environmental damage or impairment, personal or advertising injury, rape, class action suits, AIDS exposure.

         Claims alleging latent injury.

         Claims alleging punitive damages.

         Employer's Liability claims or any claim filed by a former, present or prospective employee.

The following must be reported immediately:

         Any conflict of interest between Old Lyme, CAC or the Insured.

         All lawsuits naming Old Lyme as a defendant except when named in a direct action state.

         Any allegations of bad faith, error and omission, or punitive damages against CAC, Old Lyme or the Insured.

CAC will provide access to all claim files and quarterly loss runs that include the following on all open and/or active claims:

         o        claim number
         o        claimant's name
         o        date, time and location of the loss
         o        loss and expense payments and outstanding reserves.
         o        subrogation and salvage recoveries
         o        type of injury or damage
         o        description of loss current status

CAC shall maintain a complaint log, which log shall include, at a minimum, the following information:

Definitions

Consumer Complaint - A consumer complaint is any verbal or written communication directed to the company from a consumer, state insurance department, or other source acting on behalf of the consumer, which expresses a grievance or dissatisfaction concerning any of our products, services, operation or policies.

It is not the intent of this procedure to handle consumer inquiries as complaints. However, it may sometimes be difficult to distinguish between the two. Judgment and careful attention and sensitivity to the tone and content of the communication will usually determine whether it should be treated as a complaint. Whenever in doubt, it should be referred to Old Lyme to determine proper handling. However, all complaints received from the state insurance department must be treated as a complaint and is subject to handling according to this procedure.

The Consumer - By nature of our business, Old Lyme has a variety of consumers, but for the purpose of this procedure, "consumer" shall be defined as any policy holder, applicant, third party complainant or producer, i.e., anyone who is or was, or could be, using any of Old Lyme's products and/or services.

The Source - The source of complaint will originate from any of a variety of persons or organizations including, but not limited to, the following:

-        Insureds and/or Policyholders

-        Producers

-        State Insurance Departments

-        Third Parties

-        Media

-        Public Officials

-        Consumer Groups

Nature of Complaint - Complaints generally will fall into one of the following categories.

ss. Claims - It is not the intention of the procedure to include the normal interchange that takes place between policyholder and company with respect to a loss or a claim. Negotiations between the company's and plaintiffs' attorneys are also not considered as complaints. CAC will, however, include any evidence of policyholders' or other complainants' dissatisfactions with respect to settlements or the treatment received in the course of settlements as complaints.

ss. Coverage - Complaints in this category will usually involve the terminology employed in Old Lyme contracts. Exceptions and modifications found in endorsements may cause policyholders to feel that coverage provided in the main policy is taken away in the "fine print." Any misrepresentation of the policy coverage may lead to complaints.

ss. Public Relations - This is a broad category consisting of complaints brought about by employee attitudes such as lack of promptness, courtesy and good letter writing techniques. Policyholder service will generate a number of complaints due to delays in issuing policies, endorsements and premium refunds.

ss. Credit reporting, Inspections, Safety - These complaints generally reflect the conduct of individuals who represent CAC either as employees or through fee services rendered.

PROCEDURE

The following outlines the required procedures for handling consumer complaints. Complaint handling should be prompt, courteous, fair and informative. The most important factor to remember in handling complaints is the use of sound judgment.

THE RESPONDENT

INDIVIDUALS IN RESPONSIBLE MANAGEMENT POSITIONS OF CAC MUST MAKE REPLIES ON BEHALF OF OLD LYME. THE VICE PRESIDENT OF CLAIMS OF UNITED STATES FIRE INSURANCE COMPANY ("U.S. FIRE") OR HIS/HER DESIGNEE MUST SIGN ALL RESPONSE LETTERS.

LEGAL DEPARTMENT

UPON RECEIPT OF EACH COMPLAINT, MANAGEMENT OF CAC MUST CONSIDER WHETHER OR NOT THE LEGAL DEPARTMENT OF U.S. FIRE SHOULD REVIEW THE COMPLAINT. ANY DOUBTS SHOULD BE RESOLVED IN FAVOR OF CONSULTING THE LEGAL DEPARTMENT.

ANY PERSON RECEIVING A CONSUMER COMPLAINT EITHER BY PHONE OR LETTER WILL IMMEDIATELY FORWARD IT TO THE APPLICABLE VICE PRESIDENT OF CLAIMS OF U.S. FIRE. WHEN CAC RECEIVES A CONSUMER COMPLAINT FROM AN OFFICE, INDIVIDUAL OR OTHER SOURCE, HE/SHE WILL IMMEDIATELY:

         - RESPOND BY LETTER TO THE COMPLAINANT, IF THIS ACTION HAS NOT ALREADY BEEN TAKEN, ADVISING COMPLAINANT THAT THE COMPLAINT HAS BEEN RECEIVED AND IS BEING INVESTIGATED.

         - IMMEDIATELY GIVE THE FILE TO THE APPROPRIATE CAC FUNCTIONAL MANAGER FOR DISPOSITION.

         - WHEN DISPOSITION OF THE COMPLAINT IS COMPLETED, A LETTER OF EXPLANATION SHALL BE WRITTEN TO THE COMPLAINANT BY OLD LYME OR AN APPROPRIATE CAC FUNCTIONAL MANAGER TO CLOSE THE FILE.

         - A COMPLETE COPY OF THE COMPLAINT FILE WILL BE MAINTAINED ON FILE WITH CAC IN SUCH A WAY THAT ALL COMPLAINTS CAN BE EASILY ACCESSED UPON REQUEST.

Procedure for Responding to Complaints

Replies should be given to all complaints within three working days of receipt of the complaint. If a delay is unavoidable, a letter should be sent to the complainant explaining the reason for the delay, and follow-up should be made promptly.

Standard CAC and/or Old Lyme letterheads should be used for response to the complainant and should include the name, telephone number, and address of the individual assigned the complaint.

A full letter of explanation must be given the complainant of the position taken by CAC and/or Old Lyme and should be fully documented to support the position.

Responses to complaints received from any media source, e.g. Action Lines, consumer reporters, must be referred to the attention of the Senior Vice President of Claims of U.S. Fire for review, before mailing. Responses to complaints of this nature may result in widespread public attention and this will serve to assure that replies are appropriate and effective.

Personal opinions and comments should not be included in any response or the complaint files.

All complaints originating from one of our insureds or producers and directed to the company from the state insurance department or any source will require a company response to the insured and/or producer as well as to the insurance department. (We should note in our response to the insurance department that the company has also responded directly to the insured.)

The producer should be notified of all complaints directed to CAC and/or Old Lyme by an insured and advised of the final disposition of the complaint prior to mailing to the insured. This is an integral part of our customer service philosophy.

Records

All correspondence received must be date stamped and initialed by the receiver.


                                      A-6              Claims Services Agreement

Individual files must be suspended and followed to conclusion in a timely manner.

Copies of all complaints must be maintained by CAC and filed in one central location. Records must be retained for a period of four years from date of disposition. These records must be available for review by Old Lyme or by authorized representatives of any insurance department.

         PERFORMANCE DEFINITIONS

                  COVERAGE

         Coverage must be analyzed promptly. Performance by CAC must include:

o Documentation of the policy, effective dates and applicable endorsements.

o Clear written communication of a reservation of rights or denial of coverage within 30 days of assignment.

o Prompt follow up to resolve pending coverage issues. Promptly advising the policyholder of their excess exposure.

         INVESTIGATION: FACTUAL/MEDICAL

o        Twenty-four hour contact with the claimant and insured.

o Field investigation when needed. Examples include claims requiring inspection of accident location, photographs, review of scars or disfigurements, assessment of witness credibility, serious injuries or damages, occupational disease or repetitive trauma, and extended temporary total disability.

o Statements from insureds, claimants, and witnesses unless unimportant to the investigation.

o Inspection of damaged property within five business days of notice on building and personal property loss exceeding $2500 and on all auto damage losses exceeding $1500.

o Collection of relevant contracts, police reports, leases, medical reports, bills, lost wage confirmation, repair estimates, accountants evaluations of loss of earnings, etc.

o        Indexing of the injured claimant.

o Appropriate use of experts to clarify damages or liability, i.e., independent medical exams, accident reconstruction, engineer reports for property damage, etc.

o Activity checks and legal collateral sources of information must be pursued.


            INVESTIGATION: SUBROGATION; CONTRIBUTION; OTHER INSURANCE

         The investigation must include inquiries regarding possible third party involvement and the potential for other insurance. This should include developing documentation to support:

o Transfer of risk under a hold harmless agreement or insurance clause in a business contract, additional insured endorsement, vendor's endorsement or legal theory or law.

o Contribution based on comparative negligence. Theories for subrogation recovery.

         EVALUATION AND RESERVING

         Reserves must be established within five (5) days of receipt of a claim. Reserves should always reflect the ultimate expected payout of each claim. Ongoing evaluation should take place as facts are developed that will impact the ultimate expected claim payout.

         PROCEDURAL FILE MANAGEMENT

         All claims activities must be documented in the claim file. This is most easily accomplished through running notes that document day to day activity. Summary reports must be used on larger or more complicated files. The file must include all correspondence and pleadings as well as the investigation documents noted above. A reviewer should be able to determine the present status of the claim, what activity has taken place to date, what the reserve is and why, and what the offers have been and why. Appropriate files must be reported to Old Lyme.

         Files must demonstrate regular activity and diary control must be must be present and effective. Authority must be obtained appropriately. File set up and payments must be timely. All notes be done in a professional manner.

         LITIGATION MANAGEMENT

         Effective litigation management begins well before suit is filed. Quality investigation, thorough evaluation and timely negotiation of non-litigated cases will help to achieve settlements and avoid suits. Once suit is filed, extensions of time to answer can avoid needless discovery and allow negotiations that may resolve the claim. Extensions of time to answer must be confirmed in writing with the plaintiff attorney and should be for no more than 60 days. An integrated defense plan must be developed between the claim handler and defense attorney. The purpose is to promptly decide if the claim should be settled or defended, agree on value, outline strategy and determine appropriate things to do to achieve these ends. Activities for the attorney must be clearly outlined. The following additional actions are recommended:

         Promptly acknowledge the suit to insured.

         Prepare and revise the integrated defense plan as indicated.

         Interim legal bills must be reviewed in light of the agreed upon actions.

         Trial notices must be given to insured and Old Lyme.

                                    EXHIBIT B


                       ALLOCATED LOSS ADJUSTMENT EXPENSES


Allocated Loss Adjustment Expenses are defined as follows:


         o Fees to attorneys for claims in suit and for representation at hearings or pretrial conferences;

         o        Fees to court reporters;

         o        Printing costs related to trials and appeals;

         o        Credit bureau reports:

         o        All court costs, court fees and court expenses;

         o Pre- and post-judgment interest paid as a result of litigation;

         o        Fees for service of process;

         o        Costs of undercover operatives and detective services;

         o Costs of employing experts for the preparation of maps, professional photographs, accountings, chemical or physical analysis and diagrams;

         o Costs of employing experts for their advice, opinions or testimony concerning claims under investigation or in litigation;

         o Costs of independent medical examinations and/or evaluation for rehabilitation and/or to determine liability, including the reasonable and necessary transportation expenses of claimants;

         o        Appeal bonds;

         o Costs of legal transcripts of testimony taken at a coroner's inquest, criminal or civil proceeding;

         o        Costs of copies of any public records and/or medical records;

         o        Costs of depositions and court transcripts;

         o Costs and expenses of subrogation when referred to outside attorneys;

         o Fees of appraisers used to establish the amount of damage to vehicles and other property;

         o Any other similar cost, fee or expense reasonably chargeable to the investigation, evaluation, negotiation, settlement or defense of a claim or loss or to the protection or perfection of the subrogation rights of Old Lyme and/or the insured provided CAC obtains prior approval of Old Lyme.

         o        CAC Services Fees

Allocated Loss Adjustment Expenses do not include any part of the salaries of employees of CAC, its overhead, ordinary travel expenses or other normal and ordinary costs of a similar nature or any fees or expenses relating to claim services charged by [CAC or] a subcontractor of

CAC. Workers Compensation Allocated Loss Adjustment Expenses is based upon individual state unit statistical plans.

                                   APPENDIX A


                          Claims Handling Fee Schedule


1.       Liability Claims:  $81.00 per hour

2.       Property Claims:  $690.00 per claim

3.       Subrogation recoveries:  25% of recovery